Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

TurnOnGreen, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	(1)	Other	200,000,000	$0.0194	$3,880,000.00	0.000087	$338.00

Total Offering Amounts:						$3,880,000.00		338.00
Total Fee Offsets:								0.00
Net Fee Due:								$338.00

__________________________________________
Offering Note(s)

(1)	This Registration Statement registers the offer and sale of an aggregate of 200,000,000 shares of Common Stock of TurnOnGreen, Inc. (the “Registrant”) that are or that may become issuable under the TurnOnGreen, Inc. 2026 Stock Incentive Plan (the “2026 Plan”), which number of shares of Common Stock is comprised of 200,000,000 newly reserved shares of Common Stock under the 2026 Plan.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued under the 2026 Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and (h) under the Securities Act, as to the shares of Common Stock authorized for issuance pursuant to the 2026 Plan, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high ($0.021) and low ($0.0178) prices of the Common Stock as reported on the OTC Markets on September 25, 2026, because the price at which the securities to be granted in the future may be exercised is not currently determinable.